Exhibit 15.1

LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

In accordance with standards established by the Public Company Accounting Oversight Board, we have made a limited review of the interim financial data as of September 30, 2007, and for the three and six month periods ended September 30, 2007 and 2006 (the “Report”) presented in the Sound Worldwide Holdings, Inc. (the “Company”) Form SB-2/Amendment No. 1 (File No.: 333-146986) (the “Registration Statement”). Our review did not constitute an audit or assurance, therefore no opinion was formed.

We are aware of the use of the Report in the Registration Statement and hereby consent to the filing of this Letter as Exhibit 15.1 to the Registration Statement.

Dominic K.F. Chan & Co.
Hong Kong
January 22, 2008